Exhibit 10.1

January 5, 2026

Personal and Confidential

BY ELECTRONIC MAIL

Simon Allen

Re: Chief Executive Officer Transition Matters

Without Prejudice and Subject to Contract

Dear Simon:

This letter agreement (this “Agreement”) sets forth certain understandings, agreements, and obligations between you, McGraw Hill, Inc. (the “Company”), and McGraw-Hill Education (U.K.) Limited (the “Local Employing Entity”) related to your notice to resign as President and Chief Executive Officer of the Company, which you tendered to the Board of Directors of the Company (the “Board”) on December 30, 2025, and subsequent termination of employment.

1.	Interpretation: In this Agreement:

a.

“Adviser” means a relevant independent adviser (as defined in section 203 Employment Rights Act 1996) who provides legal advice as to the terms of this Agreement and its effect and, in particular, its effect on your ability to pursue your rights before an Employment Tribunal; and

b.	“Group Company” means any company which for the time being is:

i.	a parent undertaking (as defined by the Companies Act 2006) of the Company; or

ii.	any subsidiary undertaking (as defined by the Companies Act 2006) of any such parent undertaking or of the Company.

2.

Chief Executive Officer Succession. Your resignation as President and Chief Executive Officer of the Company and termination of employment with the Local Employing Entity will be conditioned upon, and effective concurrently with, Philip Moyer serving as the Company’s President and Chief Executive Officer effective as of February 9, 2026 (or such later date as may be Mr. Moyer’s first date of actual employment with the Company) (the “CEO Transition Date”). During the period between the date hereof and the CEO Transition Date (the ”Transition Period”), you agree to continue to serve as President and Chief Executive Officer of the Company and shall continue to perform and discharge all of the duties and responsibilities attendant to such roles diligently and cooperatively, on a full-time basis, and at substantially the same standard at which you have historically performed such duties; without limitation of the foregoing, you hereby reaffirm and agree to continue to comply with all of the policies and procedures of the Company Group (as defined below) during the Transition Period and, to the extent applicable, following the Transition Period. Further, you agree that during the Transition Period and thereafter through the end of the Transition Supplement Term (as defined below), you will affirmatively aid and facilitate the Company’s Chief Executive Officer succession process, including transitioning your responsibilities to Mr. Moyer and cooperating with the Board and the Company’s executive officers with respect to matters related thereto.

3.

Board Service Following Transition Date. During the Transition Period and thereafter, you will continue to serve as a Class I director and Chair of the Board; provided, that, effective as of the CEO Transition Date, your service on the Board shall be in the capacity as a non-executive director, and you will accordingly participate in the McGraw Hill, Inc. Directors Compensation Program (the “Directors Compensation Program”). Under the Directors Compensation Program, you will (i) be paid an annual cash retainer of $100,000, payable in arrears on a calendar-quarter basis (with such cash retainer for the first quarter of 2026 to be pro-rated for the portion of such quarter that follows the CEO Transition Date), and (ii) be eligible to be granted an annual restricted stock unit awards (“Annual Equity Awards”) under the Company’s 2025 Stock Incentive Plan on the date of the Company’s annual meeting of stockholders, with a grant date value of  $185,000. The Annual Equity Awards will cliff vest, subject to your continued engagement as a director through such date, on the earlier of the date of the Company’s next following annual meeting of its stockholders, or the one-year anniversary of the date of grant. For the avoidance of doubt, you acknowledge and agree that (x) your first Annual Equity Award will be made on the date of the Company’s first annual meeting of stockholders following the CEO Transition Date, and (y) you will not be eligible to receive an equity award or any compensation or other consideration of any kind as an alternative or substitute therefor prior to such date.

For so long as you remain a member of the Board, you shall be expected to attend all Board meetings and to devote a reasonable amount of your business time to your services to the Company Group pursuant to this Agreement, commensurate with your role as Chair of the Board. You will be reimbursed for all reasonable and documented business expenses incurred in your role as Chair of the Board or performing other services in your capacity as a member of the Board (including expenses incurred in connection with your attendance at Board meetings), in accordance with the Directors Compensation Program.

You hereby acknowledge and agree that you have complied with, and at all times following the CEO Transition Date shall continue to adhere to, all applicable policies of the Company Group, including, but not limited to, the Stock Ownership Guidelines, the Policy for the Recovery of Erroneously Awarded Compensation, and the Insider Trading Policy. You hereby further acknowledge and agree that you have reviewed such policies and understand any applications thereunder that are distinct with respect to non-employee directors.

Following the CEO Transition Date, it is the intention of the parties that in performing the services contemplated by this Agreement, you will be a non-executive director and not an employee of any member of the Company Group. All remuneration will be paid through payroll and are subject to income tax and other statutory deductions as required, based on your position as an appointed director of the Company. Further, you understand and agree that you are not eligible by virtue of your engagement as a non-executive director to participate in any of the employee benefit plans or programs of the Company or any other member of the Company Group.

Nothing in this Agreement shall be construed as a guarantee to continued service on the Board or interfere with or otherwise restrict in any way the rights of the Company to remove any individual from the Board at any time in accordance with the provisions of applicable law and the Company’s governing documents.

4.

Effect on Employment; Consideration. Effective as of the CEO Transition Date, you will no longer be an employee of the Company or any of its direct or indirect subsidiaries (together with any predecessor thereof, the “Company Group”). Accordingly, you and the Company hereby acknowledge and agree that, effective as of the CEO Transition Date, except as otherwise provided in this Agreement (or as required by applicable law), that certain employment letter agreement by and between you and the Company Group, dated as of June 3, 2020 and the employment contract between you and the Local Employing Entity entered into on 18 March 2018 (collectively with any predecessor agreement(s) thereto, the “Employment Agreement”) will terminate, the rights and obligations thereunder of you and the Company will terminate. During the Transition Period, you will continue to be bound by all terms of Employment Agreement and any other relevant policies and procedures applicable to your employment. You will receive your salary and other contractual benefits and any pay in lieu of accrued but untaken holiday up to and including the CEO Transition Date in the normal way, less deductions for income tax and national insurance contributions at appropriate rates. Save as set out in this Agreement, you have no other entitlements to salary or any other contractual or other benefits. Without limitation of the foregoing, you hereby acknowledge and agree that, you have not resigned for “good reason” (as defined in the McGraw-Hill Education, Inc. Executive Severance Plan (or any other severance plan, policy or program maintained by the Company Group) and are not entitled to any severance benefits under any of the McGraw-Hill Education, Inc. Executive Severance Plan, any other severance plan, policy or program maintained by the Company Group or any other agreement between you and any member of the Company Group.

5.

Treatment of Stock Options. Reference is hereby made to that certain Employee Stock Option Agreement, dated as of December 3, 2021, by and between the Company (f/k/a Mav Holding Corporation) and you (the “Option Grant Agreement”), pursuant to which you were granted options to purchase 2,020,167 shares of Class B Common Stock of the Company under the Mav Holding Corporation Stock Incentive Plan (the “2021 Stock Plan”). Subject to and conditional upon your compliance with all terms of this Agreement, the parties acknowledge and agree that (i) as a result of the share conversion, reclassification, and stock split effected in connection with the Company’s initial public offering, the options outstanding pursuant to the Option Grant Agreement currently cover 2,152,588 shares of the Company’s Common Stock (the “Outstanding Options”), (ii) as of the date hereof, (x) 861,035 of your Outstanding Options that are subject to time-based vesting conditions only (the “Time-Based Options”) are vested and 215,259 of your Time-Based Options are unvested, and (y) all 1,076,294 of the Outstanding Options that are subject to performance-based vesting conditions are unvested (the “Performance-Based Options”), (iii) as contemplated by Section 9.2(b) of the 2021 Stock Plan, your transition from President and Chief Executive Officer to a non-employee director of the Company shall not constitute a termination or interruption of your “employment with the Company” for purposes of the 2021 Stock Plan and the Option Grant Agreement, and (iv) by virtue of clause (iii), following the CEO Transition Date, (x) the unvested Time-Based Options shall remain outstanding and eligible to vest and the vested Time-Based Options shall remain outstanding and exercisable (i.e., until the earlier of (A) 90 days following your ceasing to serve on the Board (or one year if such termination is due to death or disability) and (B) December 3, 2031), and (y) the Performance-Based Options shall remain outstanding and eligible to vest, in each case, as otherwise subject to the terms of the 2021 Stock Plan, the Option Grant Agreement, all applicable Company Group policies, and applicable law. You further hereby acknowledge and agree that all references in Schedule A to the Option Grant Agreement to employment shall hereafter refer to your service as a non-employee director of the Company.

6.

Transition-Related Consideration. Subject to and conditional upon your (i) compliance with all the terms of this Agreement, and (ii) continued compliance with the restrictive covenants attached as Schedule A to the Option Grant Agreement (as well as any other non-compete, non-solicitation, non-disparagement, confidentiality, non-disclosure, and/or intellectual property assignment agreement under which you are bound with any member of the Company Group, including the under the Employment Agreement), you shall be entitled to the following additional consideration:

a.

2026 Annual Bonus. Notwithstanding the termination of your employment, anything to the contrary in the Employment Agreement, the Company’s Annual Incentive Plan (“AIP”), or any other agreement or plan to the contrary, you will be eligible to receive an annual bonus under the AIP for the fiscal year ending March 31, 2026 (the “2026 Bonus”) as though you had remained a full-time employee of the Company, provided that you remain a member of the Board through the date bonuses are generally paid out under the AIP for the fiscal year ending March 31, 2026. The 2026 Bonus payout level shall be determined based on the pool funding level and actual performance relative to the applicable performance metrics set forth under the AIP, as shall be determined by the Compensation Committee of the Board. The 2026 Bonus shall not be pro-rated or otherwise reduced on account of the portion of the fiscal year ending March 31, 2026 that follows the CEO Transition Date.

b.

Special Transition Supplement. In addition to the annual cash retainer under the Director Compensation Program, for the period commencing on the CEO Transition Date and continuing through the earlier of (x) your ceasing to serve as Chair of the Board for any reason, and (y) December 31, 2028 (the “Transition Supplement Term”), you will receive quarterly cash payments of $42,500 (the “Transition Supplement Payments and each a Transition Supplement Payments”); provided, that, the initial Transition Supplement Payment for the first calendar quarter of 2026 shall be pro-rated based on the number of days in such quarter that follow the CEO Transition date.

c.

Tax Preparation Services. For so long as you are serving as a member of the Board, the Company’s external tax provider will continue to provide tax services to you for your US and UK tax filings until the filing of the UK tax return for the tax year ending April 5, 2027 is complete.

(together the “Transition-Related Consideration”).

7.

Tax. Income tax and National Insurance contributions at the appropriate rate or rates will be deducted from the Transition-Related Consideration before payment. The Company makes no warranty as to the appropriate tax treatment of the Transition-Related Consideration. You agree that you will be responsible for paying any income tax which may be assessed on the Transition-Related Consideration and the value of all other benefits provided to you under this Agreement (save for any sums actually deducted by the Company or any Group Company). You further agree to indemnify and keep indemnified the Company and any Group Company in respect of any further income tax and/or employee’s national insurance contributions (including any interest, penalties, costs and fines) (save for any interest, penalties, costs and fines arising from the delay or default of the Company) (the “Further Tax”) which the Company or any Group Company may incur in respect of this Agreement other than in relation to the sums deducted by the Company under this Agreement provided that the Company will make no payment of such Further Tax without particulars of any such payment being given to you and you being given the opportunity at your own expense to dispute any such payment.

8.

Indemnification; Insurance. Following the CEO Transition Date, you will continue to be (i) indemnified and held harmless by the Company for any third-party claims made against you as an employee, executive and/or director of the Company in accordance with the Amended and Restated Bylaws of the Company (adopted as of July 23, 2025), and (ii) covered under the Company’s director and officer liability insurance policy; provided, that, with respect to any acts or omissions following the CEO Transition Date, your rights and coverage in accordance with the foregoing shall be determined on the basis of your serving in the capacity as a non-employee director.

9.

Legal Advice and Costs. You are encouraged to seek legal advice from an Adviser on the terms of this Agreement, and you acknowledge that you have been provided with an opportunity to do so. Subject to you providing the certificate attached to this Agreement signed by your Adviser, the Company will pay direct to your Adviser his/her legal costs in connection with advising you on the termination of your employment up to a maximum of $1,000 plus VAT on receipt of an appropriate invoice addressed to you but stated to be payable by the Company. For the avoidance of doubt, if you opt not to seek legal advice and you do not provide a copy of the certificate attached to this Agreement signed by your Adviser:

a.	the settlement, waiver and the agreement to refrain from proceedings in section 12 will still stand to the extent permitted by law; and

b.	no contribution towards legal costs will be payable by the Company.

10.

Confidentiality. The circumstances in which your employment was terminated, any circumstances potentially giving rise to an Employee Claim (as defined in Section 12) and all discussions on these subjects shall be treated by you and the Company as confidential and shall not be disclosed to any other person save:

a.

in the case of the Company, to HM Revenue & Customs and/or to the Board/ senior management and/or to those individuals who will be required to give effect to the terms of this Agreement and/or to those individuals who need to know for business reasons;

b.	as may be required by law or by a relevant regulator;

c.	for the purposes of co-operating with a law enforcement agency or relevant regulator in connection with a criminal or regulatory investigation or criminal prosecution or regulatory enforcement action;

d.

for the purposes of reporting misconduct or wrongdoing or a breach or potential breach of regulatory or criminal requirements to a relevant regulator or supervisory authority (including to a law enforcement authority);

e.	for the purposes of obtaining advice from professional advisers in connection with this Agreement; or

f.

in your case, your immediate family or to other professional advisers (including medical advisers) provided that such advisers owe you a professional obligation of confidentiality (which you agree not to waive). In the case of disclosures to your immediate family, you may not disclose any such information until you have procured that the person to whom such matters are disclosed will keep confidential the information you impart to them.

Nothing in this Agreement shall prevent you from making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996 or a permitted disclosure under s17 of the Victims and Prisoners Act 2024 or from discussing the fact of the termination of your employment (but not the terms of this Agreement) with any prospective future employer or with recruiters.

You acknowledge that you remain bound by and will comply with your ongoing duties of confidentiality to the Company and to any Group Company and shall not disclose to any person, firm, company or organization whatsoever (save as may be required by law or to any regulatory authority or for the purposes of obtaining advice from professional advisers in relation to this Agreement) or otherwise make use of any confidential or commercially sensitive information which you have or may have acquired in the course of your employment and which relates to the Company and/or any Group Company or to its or their business. Information which has entered the public domain (otherwise than as a result of any breach by you of any obligation owed by you to the Company or any Group Company) shall cease to be confidential.

Subject to the first paragraph of this section 10 you agree not to act in any manner detrimental to the Company or any Group Company nor make, or cause to be made, any derogatory statements concerning the Company or any Group Company, its or their business or officers or employees. The Company agrees not to authorize the publication of any derogatory statements concerning you.

11.

Company Property. With the exception of any property required to perform your duties as non-executive director following the CEO Transition Date, you undertake that you shall return to the Company no later than the CEO Transition Date all devices, security tokens, keys, credit cards, correspondence, documents, reports, papers, records and data (including notes, summaries and extracts) which relate to the Company or its business or that of any Group Company, held in any form (including electronically), and any other Company property or property of any Group Company which is in your possession or under your control, together with all copies of the same. The Company hereby acknowledges that you will retain your Company issued mobile phone and laptop computer; provided, that, you hereby agree that, if requested by the Company, you will provide the Company access to such devices to confirm all Company information has been removed, as applicable.

You also confirm that you have deleted from your personal computer and any other personal electronic device any information which relates to the Company or any Group Company or its or their business or that of its or their clients and which you acquired during or as a result of your employment with the Company or is material whose copyright belongs to the Company or any Group Company, which is stored electronically or in any recoverable form.

You further confirm that you have made no copies of those materials whether onto hard drive or onto any other medium whether allowing for their reproduction or otherwise, nor passed them on to any third party and that you have not incorporated or adapted any such materials into any material belonging to you or a third party.

12.

Full and Final Settlement. You agree to accept the terms set out in this Agreement in full and final settlement of any and all claims, demands, costs, expenses or rights of action which you have or may have against the Company or any Group Company or any of its or their officers or employees, whether under English law and/or the law of any other jurisdiction in the world and whether at common law, under statute, pursuant to retained European Union law or assimilated law or otherwise, however arising, in connection with your employment and/or its termination and/or your directorships and/or your removal or resignation from them including, for the avoidance of doubt, in respect of the period between the date of this Agreement and the Termination Date (the

“Identified Issues”) whether such claims are known or unknown and whether they are or could be in the contemplation of the parties at the date of this Agreement, including claims which as a matter of law or fact do not at the date of this Agreement exist and/or whose existence cannot currently be foreseen (but excluding any claim in respect of accrued pension entitlement or personal injury).

In particular, but without limitation, the waiver and release contained in this section 12 extends to:

a.	any claim for damages for breach of contract (whether brought before an Employment Tribunal or otherwise); and

b.	any statutory claims which you have or may have for:

i.	unfair dismissal, including any dismissal regarded as automatically unfair;

ii.	a redundancy payment;

iii.	equal pay and/or equality of terms under the Equality Act 2010;

iv.	discrimination, harassment and/or victimisation related to sex under the Equality Act 2010;

v.	discrimination, harassment and/or victimisation related to race under the Equality Act 2010;

vi.	discrimination, harassment and/or victimisation related to disability, or a failure to comply with a duty to make reasonable adjustments, under the Equality Act 2010;

vii.	discrimination, harassment and/or victimisation related to sexual orientation under the Equality Act 2010;

viii.	discrimination, harassment and/or victimisation related to religion or belief under the Equality Act 2010;

ix.	discrimination, harassment and/or victimisation related to age under the Equality Act 2010;

x.	a detriment under section 47B (making a protected disclosure) of the Employment Rights Act 1996;

xi.	a detriment under section 47C (taking leave for family reasons) of the Employment Rights Act 1996;

xii.	a detriment under section 47E (reasons connected with flexible working) of the Employment Rights Act 1996;

xiii.	a claim for unlawful deductions under Part II of the Employment Rights Act 1996;

xiv.	a claim in relation to flexible working under Part VIIIA of the Employment Rights Act 1996;

xv.	a claim under the Working Time Regulations 1998;

xvi.	a claim under the Trade Union and Labour Relations (Consolidation) Act 1992;

xvii.	a claim under the Protection from Harassment Act 1997; and

xviii.	a claim under the UK General Data Protection Regulation or Data Protection Act 2018.

The claims specified above in this section 12 (together the “Employee Claims”) are claims which it is recognised you have or may have arising out of the circumstances surrounding your employment and its termination.

You agree that you shall not institute or commence any other claims, actions or proceedings against the Company or any Group Company in relation to the Identified Issues before any Employment Tribunal or court whether in respect of the Employee Claims or otherwise.

The Company confirms that it is not aware of any claim, demand, costs, expenses or rights of action which it or any Group Company has or might have against you as at the date of this Agreement.

Neither the settlement and waiver nor the agreement to refrain from proceedings in section 12 applies to any claim in respect of pension rights accrued up to the Termination Date, any claim for personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this Agreement unless it arises from or in connection with any of the listed above, and any claim to enforce the terms of this Agreement.

13.	Representations and Warranties. You represent and warrant as a strict condition of the Company entering into this Agreement that:

a.

you have previously notified to the Company in writing any and all potential claims of any nature that you have or may have against the Company or any Group Company and that you have no other complaints or grounds for any claim whatsoever against the Company in relation to the Identified Issues, including, without limitation, the Employee Claims and you are not aware of any claim or any facts which could give rise to any claim which is not being settled under this Agreement;

b.	you are not aware of any facts, matters or symptoms which might give rise to a claim for personal injury against the Company and/or any of its Group Companies;

c.	you are not aware of any facts or matters which might give rise to a dispute between you, the Company, any of its Group Companies and/or the pension trustees in respect of your pension rights;

d.

you have not commenced any action against the Company or any Group Company and will not commence or continue any action in relation to the Employee Claims or otherwise arising out of the Identified Issues;

e.	you have not submitted and are not intending to submit a subject access request to the Company under the UK GDPR in respect of data processed by the Company relating to your employment;

f.	as at the date of signature of this Agreement, you have not breached the confidentiality obligations in your Employment Contract;

g.	as at the date of signature of this Agreement, you are not aware that you have done or omitted to do anything which would entitle the Company to summarily dismiss you without compensation; and

h.

you have not accepted or received any offer (conditional or unconditional) of a contract of employment or a contract for services or to hold any office or appointment. You further warrant that you are not aware of any facts or circumstances that would result in any such offer being made to you.

You acknowledge that the Company is relying on sections 11, 12 and 13 in deciding to enter into this Agreement. If you breach any of these provisions and a judgment or order is made against the Company or any Group Company, you acknowledge that any such company will have a claim against you for damages of not less than the amount of the judgment or order. You agree to indemnify the Company or any Group Company in relation to any costs incurred in defending any claim made by you in breach of the terms of this Agreement. You agree that this is without prejudice to any other remedy the Company may have in respect of such breach.

14.

Compromise and Settlement Agreements. This section 14 shall only apply if you have sought legal advice from an Adviser (see details at section 9). You acknowledge that the conditions regulating compromise and/ or settlement agreements (as appropriate) in the following sections are satisfied: section 203(3) of the Employment Rights Act 1996, section 147(3) of the Equality Act 2010, Regulation 35(3) of the Working Time Regulations 1998 and section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992. You acknowledge that this Agreement relates to any matters over which an Employment Tribunal may have jurisdiction including, without limitation, the Employee Claims. You confirm that you have received legal advice from your Adviser. You have provided the name of your Adviser from whom you have taken this advice and the name and address of the organisation for whom your Adviser works and your Adviser has signed the certificate set out in Schedule 1 to this Agreement.

15.	Miscellaneous

a.

Save for any Group Company, a person, firm, company or organisation who or which is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. The consent of a third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred in this Agreement on that third party.

b.

Although marked “without prejudice” and “subject to contract”, once the Agreement has been signed by the Company and by you it shall be treated as an open agreement and binding between the Company and you.

c.

This Agreement may be executed by the parties in separate counterparts each of which shall be an original but all of which shall constitute one and the same instrument. This Agreement is not effective until each party has executed at least one counterpart.

d.	The headings to the sections are for convenience only and shall not affect the construction or interpretation of this Agreement.

e.

Every notice or communication relating to this Agreement shall be written and, if to be delivered to you, may be delivered in person or mailed or delivered to your last known address on file with the Company, or if to be delivered to the Company, mailed or delivered to the Company’s principal executive office. Delivery will be deemed effective (i) on the delivery date, if delivered personally, (ii) on the first business day following mailing, if mailed by courier or overnight mail, and (iii) on the third business day following mailing, if mailed by registered or certified mail.

16.

Entire Agreement.This Agreement contains the entire agreement between you and the Company and supersedes and extinguishes all prior agreements, promises, assurances, warranties, representations, understandings or arrangements, whether written or oral, relating to its subject matter.

17.	Applicable Law. English law shall apply to this Agreement and the parties submit to the exclusive jurisdiction of the English courts.

[Signature Pages Follow]

If the terms of this Agreement are acceptable to you, please indicate your acceptance of the foregoing terms by signing where indicated below.

Sincerely,

MCGRAW HILL, INC.

By:	/s/ David Stafford
Name:	David Stafford

MCGRAW-HILL EDUCATION (U.K.) LIMITED

By:	/s/ Anthony Lorin
Name:	Anthony Lorin

AGREED AND ACCEPTED:

/s/ Simon Allen
Simon Allen

Date: January 5, 2026

[Signature Page to S. Allen Transition Agreement]

SCHEDULE 1

Certificate from the independent legal adviser

I [insert solicitor’s name] of [insert solicitor’s firm] of [insert firm’s address] refer to the settlement agreement dated [date] between Simon Allen and [insert employing entity] (the “Agreement”).

I confirm that:

I am a solicitor of the Senior Courts and hold a current practising certificate. Accordingly, I am a relevant independent adviser within the meaning of section 203 of the Employment Rights Act 1996.

I am not acting (and have not acted) in relation to this matter for the Company or any Group Company (as defined in the Agreement).

There is in force a contract of insurance, or a professional indemnity, as required by section 203(3)(d) of the Employment Rights Act 1996, covering the risk of a claim against me in respect of the advice which I have given Simon leading to the completion of the Agreement.

I have advised Simon in particular in relation to any claim he may have for the Employee Claims (as defined in the Agreement) and have advised him on the effect that signing the Agreement will have on his ability to pursue any such claims.

Signed	Dated